--------------------------------------------------------------------------------
WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES

EXHIBIT 10(i)
DESCRIPTION OF MANAGEMENT INCENTIVE PLAN


The Management Incentive Plan (the "Plan") was adopted by the Executive Committee of the Company to provide incentive cash compensation to key officers and other employees of the Company. The Plan applies only to regular full-time management and administrative employees of the Company at or above a specified grade level. The Chairman of the Board, Chief Executive Officer and President, and the Senior Chairman of the Board and Founder, are not eligible to participate in the Plan.

The Plan establishes a year-end cash payout opportunity, based on the financial success of the Company and each individual participant's performance. The payout for each fiscal year is determined based on the Company's actual earnings per share and return on assets compared to the budgeted earnings per share and return on assets. The Company's actual earnings per share and return on assets for fiscal 1997 were calculated excluding the effect of the non-recurring charges recorded in the fourth quarter of 1997.

Each participant in the plan has a targeted bonus percentage based on such participant's grade level. The targeted bonus percentages range from 15% - 33% of the participant's base salary for the 1998 fiscal year.

The Company's earnings per share and return on assets performance establishes a "bonus factor" of between 0% and 225%. For each fiscal year, the same bonus factor percentage applies to all participants. The actual bonus amount paid to each participant is calculated by multiplying such participant's base salary times the targeted bonus percentage times the bonus factor percentage. Each participant is only eligible to receive a payout under the Plan if the participant's most recent performance appraisal rating was one of the three highest categories.




                                      38